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EXHIBIT 2

TRANSACTIONS IN THE STOCK BY THE REPORTING PERSONS
DURING THE PAST SIXTY DAYS

Trade Date	By	For the Account of	Quantity	Price per Share	Type of Trade	Broker*
6/25/02	Partners	BVF	50,000	$0.85	Purchase	NITE
6/26/02	Partners	BVF	40,000	$0.72	Purchase	NITE
6/25/02	Partners	BVF 2	50,000	$0.85	Purchase	NITE
6/26/02	Partners	BVF 2	30,000	$0.72	Purchase	NITE
6/25/02	Partners	Investments	200,000	$0.85	Purchase	NITE

*Broker Code

NITE                                                                                 Knight Securities

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EXHIBIT 2
TRANSACTIONS IN THE STOCK BY THE REPORTING PERSONS DURING THE PAST SIXTY DAYS